World Point Terminals, LP Announces Solid Financial Results for the Quarter Ended March 31, 2016

ST. LOUIS, Missouri, May 9, 2016 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended March 31, 2016.

“The first quarter of 2016 was another solid quarter for World Point, said Ken Fenton, President and Chief Operating Officer of WPT GP, LLC, the general partner of the Partnership. Despite the ongoing market challenges, our operating results remain steady and in line with our expectations.”

Financial Summary

A summary of the financial results for the three months ended March 31, 2016 compared to the three months ended March 31, 2015, includes:

•	Revenues for the three months ended March 31, 2016 decreased $0.6 million compared to the three months ended March 31, 2015.

o	Base storage services fees decreased $0.2 million, or 1%, primarily as a result of contracts that terminated in the second half of 2015 at the Chickasaw and Galveston terminals, partially offset by additional capacity placed under month-to-month contract at the Blakeley Island terminal and the addition of the Salisbury terminal.

o	Excess storage fees decreased $0.2 million, or 69%, compared to the three months ended March 31, 2015, primarily as a result of decreased throughput at our Newark and Weirton terminals

o	Ancillary and additive services decreased $0.1 million, or 3%, primarily as a result of reduced barge loading fees at the Newark terminal and reduced heating fees at the Pine Bluff terminal, partially offset by increased polymer processing activity at the Granite City terminal.

•	Operating expenses for the three months ended March 31, 2016 decreased $0.5 million, or 6%, compared to the three months ended March 31, 2015. This decrease was primarily attributable to a (i) $0.3 million decrease in repairs and maintenance due to periodic tank cleaning and repairs in 2015, (ii) $0.1 million decrease in insurance and labor expense, and (iii) $0.1 million decrease in other expenses primarily due to 2015 security and equipment rental expenses at the Chickasaw terminal that were reduced in 2016, offset by a $0.1 million increase in utilities and property taxes.

•	Selling, general and administrative expenses, including reimbursements to affiliates, for the three months ended March 31, 2016 increased $0.2 million or, 11%, compared to the three months ended March 31, 2015 primarily as a result of a (i) $0.1 million combined increase in accounting, audit and directors’ fees and (ii) $0.1 million increase in administrative salaries expense.

•	Depreciation and amortization expense for the three months ended March 31, 2016 decreased $0.3 million, or 4%, compared to the three months ended March 31, 2015. This decrease is primarily due to terminal assets that became fully depreciated in December of 2015 and January of 2016 at the Baltimore and Newark terminals.

•	Interest expense for the three months ended March 31, 2016 increased slightly compared to the three months ended March 31, 2015.

•	Interest and dividend income for the three months ended March 31, 2016 decreased slightly compared to the three months ended March 31, 2015. This decrease was attributable to lower amounts of short-term investments held during the first quarter of 2016.

•	Gain on investments for the three months ended March 31, 2016 decreased $0.1 million compared to the three months ended March 31, 2015. The decrease was primarily attributable to a smaller mark-to market gain on investments recorded at March 31, 2016.

•	Income tax expense for the three months ended March 31, 2016 increased slightly compared with the three months ended March 31, 2015.

•	Net income for the three months ended March 31, 2016 decreased $0.1 million, or 1%, compared to the three months ended March 31, 2015.

•	Average daily terminal throughput for the three months ended March 31, 2016 decreased 45 mbbls, or 23%, compared to the three months ended March 31, 2015 primarily as a result of decreased throughput at our Newark and Weirton terminals.

•	Adjusted EBITDA, as defined by the Partnership, decreased $0.2 million for the three months ended March 31, 2016 compared with the three months ended March 31, 2015.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Income for the three month periods ended March 31, 2016 and March 31, 2015.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on May 9, 2016.

Operational Update

While the Partnership’s financial results for the quarter ended March 31, 2016 were relatively consistent with the first quarter of 2015 results, the Partnership generated increased revenues, net income and Adjusted EBITDA in the first quarter of 2016 as compared to the fourth quarter of 2015. This increase continued the recovery from the period of reduced utilization that occurred during the middle of 2015 when some customers did not renew their contracts, resulting in approximately 580,000 barrels of tankage being placed under “spot” (month-to-month) contracts at the Galveston terminal.

As of March 31, 2016, 518,000 barrels of tankage remain under spot contracts at the Galveston terminal. There is no certainty that we will be able to keep those tanks under contract throughout 2016. In addition, there is no certainty that contracts expiring in 2016 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

The Partnership has recently completed the construction of two tanks totaling 178,000 barrels of storage capacity at the North Little Rock terminal and anticipates placing those tanks in service during the second quarter of 2016.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.5 million barrels of storage capacity at 18 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three month periods ended March 31, 2016 and March 31, 2015.

Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended March 31,
	2016	2015
	(Dollars in thousands)

REVENUES
Third parties	$13,980	$15,274
Affiliates	10,585	9,869
	24,565	25,143

Operating costs, expenses and other
Operating expenses	6,634	7,326
Operating expenses reimbursed to affiliates	971	733
Selling, general and administrative expenses	1,041	1,037
Selling, general and administrative expenses reimbursed to affiliates	612	450
Depreciation and amortization	5,909	6,173
Income from joint venture	(220)	(109)
Total operating costs, expenses and other	14,947	15,610

INCOME FROM OPERATIONS	9,618	9,533

OTHER INCOME (EXPENSE)
Interest expense	(207)	(205)
Interest and dividend income	56	85
Gain on investments and other-net	4	94
Income before income taxes	9,471	9,507
Provision for income taxes	49	8
NET INCOME	$9,422	$9,499

Operating Data:
Available storage capacity, end of period (mbbls)	15,452	15,275
Average daily terminal throughput (mbbls)	147	192

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended March 31,
	2016	2015
Reconciliation of Net Income to Adjusted EBITDA:	(in thousands)

Net income	$9,422	$9,499
Depreciation and amortization	5,909	6,173
Depreciation and amortization – CENEX joint venture	129	111
Provision for income taxes	49	8
Interest expense	207	205
Interest and dividend income	(56)	(85)
Equity based compensation expense	634	635
(Gain) loss on investments and other - net	(4)	(94)
Adjusted EBITDA	$16,290	$16,452

Page 5 of 5